Exhibit 107
Calculation of Filing Fee Tables

Registration Statement on Form S-8
(Form Type)

Capital Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	900,000(2)	$20.50(3)	$18,450,000	0.00014760	$2,723.22
Total Offering Amounts						$18,450,000	-	$2,723.22
Total Fee Offsets						-	-	-
Net Fee Due						-	-	$2,723.22

(1)	Represents the shares of common stock of Capital Bancorp, Inc. (the “Common Stock”) which may be distributed upon the vesting of restricted stock, restricted stock units or stock appreciation rights granted under the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan”), or which may be issued upon the exercise of stock options to purchase shares of Common Stock granted under the 2017 Plan, together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 2017 Plan as the result of a stock split, stock dividend or similar adjustment to the outstanding Common Stock pursuant to 17 C.F.R. §230.416(a).

(2)	Represents additional shares of the Common Stock authorized for issuance under the 2017 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low market prices of the Common Stock as reported on the NASDAQ Global Select Market on November 6, 2023.
(4)	Calculated pursuant to Section 6(b) of the Securities Act.